EXECUTION VERSION

Murata Manufacturing Co., Ltd.
10-1, Higashikotari 1-chrome, Nagaokakyo-shi
Kyoto-fu 617-8555, Japan

Peregrine Semiconductor Corporation
9380 Carroll Park Drive
San Diego, CA 92121

Re: Guarantee of Parent and Merger Sub Obligations under the Agreement

Ladies and Gentlemen:

To induce Peregrine Semiconductor Corporation (the “Company”) to enter into the Agreement and Plan of Merger, dated August 22, 2014, among Murata Electronics North America, Inc., a Texas corporation (“Parent”), PJ Falcon Acquisition Company, Limited, a Delaware corporation (“Merger Sub”) and the Company (the “Agreement”), Murata Manufacturing Co., Ltd., a Japanese corporation (“Guarantor”), intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment and performance of Parent’s and Merger Sub’s obligations under the Agreement, including with respect to all fees and expenses associated therewith (collectively, the “Guaranteed Obligations”), as and when due pursuant to the terms of the Agreement. This guarantee may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on Guarantor and its successors and assigns until the Guaranteed Obligations have been satisfied in full.

Guarantor hereby represents and warrants to the Company and covenants that: (i) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action and do not contravene any provision of Guarantor’s organizational documents or any law or contractual restriction binding on Guarantor or its assets and (ii) this letter agreement constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in an action at law or in equity).

Each party acknowledges and agrees to be bound by the terms of this letter agreement. To the extent applicable, the “General Provisions” in Section 10 of the Agreement apply to this letter agreement.

Very truly yours,

Murata Manufacturing Co., Ltd.

By: /s/ Yoshitaka Fujita
Name: Yoshitaka Fujita
Title: Executive Deputy President

ACCEPTED AND AGREED:

By: /s/ James S. Cable
James S. Cable, Ph.D.
Chief Executive Officer
Peregrine Semiconductor Corporation